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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT


        This Employment Agreement ("Agreement") is made and entered into as of the 20th day of July, 1998 (the "Commencement Date"), by and between SPELLING ENTERTAINMENT GROUP INC., a Delaware corporation ("Employer"), and ROSS G. LANDSBAUM ("Employee"). The parties agree to the following:

        1.      Duties

                Employer engages Employee to serve in the capacity of Senior Vice President - Chief Financial Officer, reporting to the President of Employer, or such other persons as Employer may later designate. During the term of this Agreement, Employee shall perform the duties and responsibilities as shall from time to time be reasonably delegated or assigned to Employee by Employer. Employee agrees to devote Employee's entire time, attention and energies to the business of Employer during business hours. Employees principal place of business shall be in the Los Angeles metropolitan area, although Employee may render services in other locations as Employer may request from time to time (i.e. ordinary business travel).

        2.      Employment Term

                2.1 Employment of Employee. Subject to the termination provisions of this Agreement, Employer hereby employs Employee under the terms and conditions set forth in this Agreement for a period of two (2) years, commencing on the Commencement Date and terminating on July 19, 2000 (the "Employment Term").

                2.2 Employment Relationship. Employee and Employer acknowledge and agree that Employer has no obligation or duty to renew, extend or negotiate for the renewal or extension of the employment relationship beyond the Employment Term. Should the employment relationship continue after the Employment Term without a new employment contract, the employment during such period shall be at will, so that either Employer or Employee may terminate the employment at any time. Employer shall provide Employee with four (4) months written notice (or four (4) months Base Salary in lieu of notice) if Employer does not intend to renew or extend the employment relationship after the Employment Term.

        3.      Compensation

                3.1 Base Salary. As compensation for the performance of Employee's obligations hereunder, Employer shall pay Employee a base salary ("Base Salary") during the Employment Term as follows:



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                (a) Two Hundred Sixty-Five Thousand Dollars ($265,000) during the first year of the Employment Term.

                (b) Two Hundred Eighty-Five Thousand Dollars ($285,000) during the second year of the Employment Term.

                (c) All compensation under this section shall be payable in accordance with Employer's normal practices.

                3.2 Bonus Compensation. In addition to Employee's Base Salary, Employee shall be entitled to receive bonus compensation for each of the calendar years Employee is employed by Employer hereunder, determined and payable as follows ("Bonus"):

                    a) Employee's Bonus for each of the calendar years Employee is employed by Employer hereunder will be based upon a measurement of performance against objectives in accordance with Employer's Short-Term Incentive Plan, as the same may be amended from time to time.

                    b) Employee's Target Bonus for each of the calendar years Employee is employed by Employer hereunder will be 40% of Employee's Base Salary which may be prorated for any partial calendar year during the Employment Term except for calendar year 1998.

                    c) Employee's bonus for any calendar year shall be payable by February 28 of the following year.

        4.      Benefits

                4.1 Expenses. Employer agrees to pay or reimburse Employee for reasonable and necessary business expenses in accordance with Employer's general policies for employees of similar stature.

                4.2 Medical, Insurance and Other Benefits. During the Employment Term, Employee shall be entitled to participate in all benefit plans available to other employees of Employer of similar stature, including, without limitation, any stock option plan (together with applicable option, vesting, exercise and termination provisions or any long term incentive plan), or group medical, dental, disability or any other benefits, as such plans or benefits may be established or modified from time to time in Employer's sole discretion.

                4.3 Vacation. During the Employment Term, Employee shall be entitled to four (4) weeks vacation per year in accordance with the policies established from time to time by Employer.



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                4.4 Pension. Employee shall be eligible to participate in
Employer's 401(k) plan offered to its employees, on the same terms and conditions applicable to all employees of similar stature under the plan.

                4.5 Car Allowance. During the Employment Term, Employee shall receive a car allowance in the amount of $600 per month.

        5.      Termination For "Cause"

                (a) Employer may terminate Employee's employment for "cause" as defined in this Section at any time upon written notice to Employee. As used herein, the term "cause" shall mean any one or combination of the following:

                    (i) Employee's conviction of any crime (whether or not involving Employer) which constitutes a crime of moral turpitude or is punishable by imprisonment of one year or more.

                    (ii) Any act or omission by Employee involving willful malfeasance or willful gross negligence, or constituting a material breach of this Agreement.

                    (iii) Employee's omission or act constituting fraud, dishonesty or misrepresentation, whether prior or subsequent to the date hereof, including, without limitation any fraud, dishonesty or misrepresentation relating to Employee's hiring by Employer.

                    (iv) Employee's failure, inability (which does not qualify as a disability under federal or state law), or refusal to perform Employee's duties pursuant to this Agreement.

                    (v) Employee's violation of any material rule or regulation of Employer applicable to other employees of similar stature.

        Employee shall not be deemed in breach of provisions 5(iv) or 5(v) unless and until Employer shall have given Employee written notice describing the breach and Employee shall have failed to cure that breach within ten (10) business days after Employee's receipt of that written notice, provided further that there shall be no cure period with respect to any matter incapable of being cured.

        (b) Good Reason Termination. Employee may terminate his employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Employer not more than thirty (30) days after the occurrence of the event constituting "Good



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Reason". Such notice shall state an effective date no later than ten (10)
business days after the date it is given. Good Reason shall mean, without your prior written consent, other than in connection with the termination of Employee's employment for "cause" (as defined above) or in connection with your permanent disability, the assignment to you by Employer of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices, the withdrawal of a material part of your responsibilities as set forth in
Section 1, or the material breach by Employer of its material obligations hereunder.

        6.      Termination Without "Cause"

                If Employee's employment is terminated by Employer without cause, as "cause" is defined in Section 5 hereof, Employer shall, except as otherwise provided below, pay to Employee the compensation described in Section 3, medical and dental coverage, life insurance, and car allowance for the balance of the Employment Term. However, Employee shall have the obligation to use good faith and best efforts to seek alternative employment. Employer shall be entitled to reduce the amount of any compensation and applicable benefits payable to Employee under this Agreement by the amount of salary, bonus and/or benefits or other compensation of any kind earned or received by Employee from any third party and/or any such amounts, compensation or benefits earned through self employment from the date of termination through the end of the Employment Term.

        7.      Offset

                Employee authorizes and agrees that Employer retains the right of offset and may deduct from the compensation payable to Employee under this Agreement the amount of any debts owed by Employee to Employer including, but not limited to, any outstanding loans, unpaid advances, and the value of any Employer property retained by Employee.

        8.      Confidentiality

                8.1 Non-Disclosure of Company Information. During the term of Employee's employment and thereafter, Employee shall keep in confidence and shall not use for Employee or others, or divulge to others, any secret or confidential information pertaining to the business of Employer or its affiliates including, without limitation, knowledge, data or plans of Employer or its affiliates, including, without limitation, matters of a business nature such as information about costs and profits, projections, personnel information, records, customer lists, contact persons, customer data, software, sales data, or matters of a creative nature, including without limitation, matters regarding ideas of a literary or dramatic nature, or regarding any form of motion pictures or television product ("Company Information"). Company Information shall be considered and kept as the private, proprietary and confidential information of Employer and may not be divulged without the express written authorization of Employer.



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                8.2 Return of Records. All records, files, lists, drawings, documents, models, equipment, software or intellectual property relating to Employer's business shall be returned to Employer upon the termination of Employee's employment. This Section does not apply to Employee's personal rolodex.

                8.3 Irreparable Harm. Employee acknowledges and agrees that any breach of this provision could cause irreparable harm to Employer, and would entitle Employer to enjoin unauthorized disclosure of Company Information.

        9.      Conflict of Interest

                9.1 Restriction on Use of Title. Employee shall not use, or allow the use of, Employee's title or the fact of Employee's employment or affiliation with Employer or any of its affiliates in connection with any activities or endeavors which are not directly related to the performance of Employee's duties under this Agreement without the prior written approval of Employer.

                9.2 Investment Limitation. During the Employment Term, Employee shall not become financially interested in, or associated with, directly or indirectly, any third party in connection with the production, distribution or exhibition of motion pictures, television programs, sound recordings, theatrical plays, any visual and/or audio recordings of any kind, or any other entertainment related business or activity without the prior written approval of Employer; provided, however, that this provision shall not prevent Employee from
(i) holding a passive or beneficial interest in any third party which is not a competitor of Employer or any of its affiliates or (ii) holding a passive or beneficial interest not exceeding one percent (1%) of the outstanding stock of any publicly traded corporation whether or not such publicly traded corporation competes with Employer or any of its affiliates.

        10.     No Solicitation of Employees

                Employee shall not during the term of employment with Employer or for a period of one (1) year thereafter induce or attempt to induce any employees or representatives of Employer (or those of any of its affiliates) to stop working for or representing Employer or any of its affiliates in order to work for or represent any of Employer's competitors. The provisions of this Section shall survive the expiration, termination or rescission of this Agreement.

        11.     Ownership of Intellectual Property

                11.1 Agreement to Transfer Intellectual Property. Employer shall own, and Employee hereby transfers and assigns to it, all rights, of every kind and character throughout the world, in perpetuity, in and to any material or ideas and all results and proceeds of Employee's services hereunder, or conceived of or produced during the term and in the course



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of Employee's employment, whether the same consists of literary, dramatic, musical, motion picture, mechanical, or any other form of works, themes, ideas, inventions, creations, products or compositions.

                11.2 Execution of Assignment Documents. Employee agrees to execute and deliver to Employer such assignments, certificates of authorship, or other instruments in accordance with standard industry practice as Employer may require from time to time to evidence ownership of the results and proceeds of Employee's services hereunder. Employee's agreement to assign to Employer any of Employee's rights as set forth in this Section does not apply to any invention which qualifies fully as Employee's invention under the provisions of Section 2870 of the California Labor Code, where no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely upon Employee's own time, and which (i) does not relate to the business of Employer or to its actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for Employer.

                11.3 Status of Ownership of Copyrights. Employee represents and warrants that except as previously disclosed to Employer in writing, Employee neither owns nor controls any copyrights, patents, literary rights, contract rights, or other rights in any literary, dramatic work, musical work or any concept or idea which could be the basis for a television program, feature film, video or other motion picture or copyrightable product.

        12.     Exclusive Services

                Employee agrees not to perform services of any kind or nature which would interfere with the performance of Employee's services hereunder for any third party or render services for Employee's own account which would interfere with the performance of Employee's services hereunder.

        13.     Unique Personal Services

                Employee agrees and acknowledges that Employee's personal services are of a special, unique, unusual, extraordinary, and intellectual character giving them a peculiar value, the loss of which Employer cannot be reasonably compensated for in damages in an action at law. Therefore, in the event of the breach by Employee of this Agreement, Employer shall, not withstanding the provisions of Section 23 below, be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise. This provision shall not be construed as a waiver of any of the rights which Employer may have for damages under this Agreement or otherwise, and all of Employer's rights and remedies shall be unrestricted.



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        14.     Acknowledgment of Section 508

                Employee acknowledges that Employee is familiar with the requirements of Section 508 of the Federal Communications Act (regarding the acceptance or payment of money or other consideration for the inclusion of program matter), is aware that the violation of Section 508 constitutes a criminal offense, has not violated and will not violate any of the provisions of
Section 508, and has not and will not do any act which would require disclosure pursuant to Section 508.

        15. Equal Opportunity Employer. Employee acknowledges that Employer is an equal opportunity employer. Employee agrees that he will comply with Employer's policies and applicable federal, state, and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

        16.     Disability

                If employee becomes "Materially Disabled" (as defined in this Section) during the Employment Term, Employer may, at its election, terminate this Agreement, except that Employee's obligations under Sections 8, 10 and 11 of this Agreement shall survive any such termination. "Materially Disabled" shall mean any instance where Employee becomes unable, as a result of a serious health condition (other than a pregnancy-related disability), to render full services as contemplated by this Agreement for any period totaling more than sixteen (16) weeks in the aggregate during any twelve (12) month period.

        17.     Death

                In the event of Employee's death, this Agreement shall terminate, and Employer shall thereupon be released and discharged from all further obligations under this Agreement, except for any vested benefits and unpaid earned Base Salary for time worked and pro-rated Target Bonus in accordance with Section 3.2 herein.

        18.     Complete Agreement

                18.1 No other Agreements. This Agreement is the product of negotiation between the parties hereto and supersedes all prior agreements, if any, between Employer and Employee, and constitutes the entire agreement between the parties.

                18.2 Modification or Amendment. No amendment or modification of this Agreement shall be valid or binding unless it is in writing and duly executed by Employer.

                18.3 No Third Party Representations. Employee acknowledges that no person has made any representation or promise on behalf of Employer not set forth herein and this Agreement has not been executed in reliance upon any such representation or promise.



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        19.     Severable Agreement

                If any provision of this Agreement is declared invalid, illegal, or incapable of being enforced, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect.

        20.     Notices

                Any notice required or desired to be given to Employer or to Employee shall be given in writing, and shall be addressed:

                To Employer:

                         Spelling Entertainment Group Inc.
                         5700 Wilshire Boulevard
                         Los Angeles, California 90036
                         Attention:  Sally Suchil,
                                     Senior Vice President - General Counsel,
                                     Secretary and Administration

                To Employee:

                         Ross G. Landsbaum
                         320 N. Palm Drive, #107
                         Beverly Hills, CA  90210

        Notices given under this Section shall be given by hand delivery, telecopy, registered mail or overnight courier.

        21.     Assignment

                Employer shall have the right to assign this Agreement to any subsidiary or affiliate or successor of Employer.

        22.     Employer's Affiliated Corporations

                22.1 Employee acknowledges and agrees that all of Employee's covenants and obligations to Employer, as well as the rights of Employer hereunder, shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of Employer.

                22.2 Employee acknowledges that notwithstanding references in this Agreement to the parent, subsidiary and affiliated companies of Employer, this Agreement is



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between Employee and Employer and there are no other parties to this Agreement.
Employee shall have no right to enforce this Agreement against any other parent, subsidiary and affiliated companies of Employer.

        23. Indemnification. During the Employment Term, Employee shall receive no less than the level of indemnification which Employee received under Employer's by-laws as of the date of this Agreement.

        24.     Alternative Dispute Resolution

                24.1 Binding Arbitration. Except for Employer's right to seek equitable relief in accordance with the provisions of Sections 8, 10, and 13 of this Agreement, the parties agree that all disputes, claims and other matters in controversy arising out of or relating to this Agreement, or the performance or breach thereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this Section.

                24.2 Arbitrator/Place of Arbitration. The arbitration provided for in this Section shall take place in Los Angeles, California. The arbitration will be held under the auspices of either the American Arbitration Association ("AAA") or Judicial Arbitration & Mediation Services, Inc. ("JoAoMoS"), with the designation of the sponsoring organization to be made by the party who did not initiate the claim.

                Employer and Employee agree that, except as provided in this Agreement, the arbitration shall be in accordance with the AAA's then-current Model Employment Arbitration Procedures (if AAA is designated) or the then-current JoAoMoS Employment Arbitration Rules (if JoAoMoS is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened ("the Arbitrator").

                The Arbitrator shall be selected as follows. The sponsoring organization shall give each party a list of 11 arbitrators drawn from its panel of employment dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of all parties, the sponsoring organization shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the Arbitrator.



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                The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law, or law of remedies. The Federal Rules of Evidence shall apply. Except as otherwise provided in this Agreement, the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitration shall be final and binding upon the parties.

        24.3    Arbitration Procedures

                (a) Time and Place for Hearing. The parties shall mutually agree upon the date and location of the arbitration, subject to the availability of the Arbitrator. If no agreement can be reached as to the date and location of the arbitration, the Arbitrator shall appoint a time and place, except that the Arbitrator shall give not less than 30 days notice of the hearing unless the parties mutually agree to shorten time for notice.

                (b) Discovery. Each party shall have the right to take the deposition of two (2) individuals and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. The subpoena right specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need. At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration. Each party shall have the right to subpoena witnesses and documents for the arbitration.

                (c) Arbitration Fees and Costs. Employer and Employee shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, 10 days before the first day of hearing. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party.

                (d) Award Final. The decision of the Arbitrator may be enforced in any court of competent jurisdiction and shall not be appealable for any reason.



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        25.     Counterparts

                This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all of which together shall constitute one and the same instrument.

        26.     Governing Law

                This Agreement shall be deemed made in the State of California, County of Los Angeles, and shall be governed by the laws of the State of California.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SPELLING ENTERTAINMENT GROUP
                                        INC.
                                        (EMPLOYER)


                                        By:_____________________________________

                                        Its_____________________________________


                                        ROSS G. LANDSBAUM
                                        (EMPLOYEE)


                                        ________________________________________



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